ELK ASSOCIATES FUNDING CORPORATION                     747 Third Avenue
                                                       New York, New York 10017
                                                       212-355-2449 800-214-1047
                                                       Fax 212-759-3338

              A FEDERAL LICENSEE UNDER THE SMALL BUSINESS INVESTMENT ACT OF 1958
--------------------------------------------------------------------------------


                                  PRESS RELEASE


                                                  New York, New York
                                                  August 29, 1997

     Elk Associates Funding Corporation announced today that its financial results for the fiscal year ending June 30, 1997 are being filed with the US Securities and Exchange Commission on Form NSAR, and the full financial statements are being filed in the Commission's EDGAR reporting data files.

     The Company announced that it has continued to make substantial progress in its business operations, its diversification strategy, the expansion of its loan and investment portfolio, its financial standing, and level of profitability.

     The Company announced a substantial increase in the earnings for fiscal year ended June 30, 1997 over that of fiscal year ended June 30, 1996. The Company announced that it also had substantial growth in its loan portfolio and asset base. During the fiscal year the Company's net earnings increased 15% to a pre-tax level of $1,049,023 at June 30, 1997 vs $914,206 at June 30, 1996. In
addition, the earnings at June 30, 1996 contained certain one-time recoveries from sales of defaulted assets acquired that did not repeat in fiscal 1997, and accordingly, the Company's earnings growth from continuing operations was actually more than a 20% increase year to year. Total investment income increased 31% to $4,034,913 for fiscal year June 30, 1997 which was substantially in excess of the $3,084,412 received during fiscal year ended June 30, 1996.

         The Company's Loan portfolio grew 38% (over a $9,000,000 increase) in the last fiscal year to $32,924,206 at June 30, 1997 from $23,840,421 at June 30, 1996. Total assets also increased 38% (over $10,000,000) to $37,026,021 at
June 30, 1997 from $26,721,186 at June 30, 1996. The Company announced that its portfolio of taxi medallion loans in New York City was $17,260,487 at June 30, 1997, an increase of 4% over the portfolio of $16,586,681 at June 30, 1996. The Company further announced that the largest increase in its loan portfolio came from the increase in its Chicago taxi medallion loan portfolio. The Chicago taxi medallion loan portfolio increased by a net increase of $5,787,349 or 255% to $9,511,105 at June 30, 1997 from $3,723,756 at June 30, 1996. The Company further announced that its Boston taxi medallion portfolio increased approximately 17% to $1,029,996 at June 30, 1997 from $883,323 at June 30, 1996.
The Company also announced that it had successfully diversified into the Dade County (Miami)

ELK ASSOCIATES FUNDING CORPORATION                     747 Third Avenue
                                                       New York, New York 10017
                                                       212-355-2449 800-214-1047
                                                       Fax 212-759-3338

              A FEDERAL LICENSEE UNDER THE SMALL BUSINESS INVESTMENT ACT OF 1958
--------------------------------------------------------------------------------


                                  PRESS RELEASE

                                     PAGE 2

Florida taxi medallion market, and had created a new portfolio during the fiscal year of $1,122,471 from no portfolio at June 30, 1996. The Company also has made equity investments and owns a 12% equity position in approximately 22 Dade County taxi licenses at June 30, 1997. The Company also announced that it was continuing to increase its loan and investment portfolio of loans outside of the taxi medallion industry on a selective basis, and that its diversified loan portfolio increased 69% to $3,974,971 at June 30, 1997 from $2,355,506 at June 30, 1996.

     The Company announced that its earnings at June 30, 1997 after income tax was $1,020,347, which consisted of realized cash earnings of $995,347 and non cash gains from the sale of a preferred stock to a borrower in exchange for a debt instrument of $25,000. Furthermore, the Company's balance sheet now also reflects unrealized appreciation (at June 30, 1997) on its equity investments in the common stock of certain corporations that own Chicago taxi medallions. The amount of unrealized appreciation at June 30, 1997 was recorded at $58,241.

     During the fiscal year ended June 30, 1997, the Company also refinanced an SBA debenture in the amount of $408,000 that matured in March, 1997 by selling a new debenture guaranteed by SBA in the amount of $430,000. In addition, the common stockholders paid in capital increased by an additional $711,448 as a result of the reduction of the SBA's interest in the restricted capital account. The remaining balance of $1,679,820 in the SBA's restricted capital account will continue to decrease, and the Company's additional paid in capital account will continue to increase, at the rate of $59,287 per month until November, 1999 when, provided the Company remains in compliance with applicable SBA requirements, the restricted capital account is scheduled to be zero.

     During the fiscal year ended June 30, 1997, the Company was able to increase its credit lines with commercial banks to $20,000,000 from $14,000,000 at June 30, 1996. The Company also substantially increased the amount utilized under these lines by increasing outstanding bank debt to $16,820,000 at June 30, 1997 from $6,625,000 at June 30, 1996. The substantial increase in bank debt was primarily utilized to increase the size of the Company's loan and investment portfolio, and to allow the Company to be in compliance with its compensating balance requirements that the Company is required to maintain with its banks. Due to the compensating balance requirements, the Company's cash position increased to $1,853,032 at June 30, 1997 from $1,072,783 at June 30, 1996.

     During the fiscal year ended June 30, 1997, the Company

ELK ASSOCIATES FUNDING CORPORATION                     747 Third Avenue
                                                       New York, New York 10017
                                                       212-355-2449 800-214-1047
                                                       Fax 212-759-3338

              A FEDERAL LICENSEE UNDER THE SMALL BUSINESS INVESTMENT ACT OF 1958
--------------------------------------------------------------------------------


                                  PRESS RELEASE

                                     PAGE 3

distributed cash dividends of .18 cents per share in July, 1996 (as a part distribution of earnings from the fourth quarter of the fiscal year ended June 30, 1996; 20.75 cents per share in September, 1996 (consisting of 6.75 cents per share final distribution of earnings from the fiscal year ended June 30, 1996), and .14 cents per share on account of the first quarter of fiscal year ending June 30, 1997. Thereafter, dividends were paid at the rate of .17 cents per share in December, 1996, and .18 cents in April, 1997. A dividend of .18 cents per share for the fourth quarter of the fiscal year was paid in August, 1997. Management has calculated that a final dividend of approximately .10 cents per share should be declared by the Board of Directors at the next meeting in order to pay out the amount of remaining retained earnings earned during the fiscal year, in order to be in compliance with applicable tax regulations concerning Regulated Investment Companies. Management expects that this dividend will be declared during September, 1997 and paid at the end of September, or in early October, 1997. Accordingly, on an accrual basis, and after payment of a final anticipated dividend of .10 cents per share, the Company will have paid out .77 cents per share from realized earnings for the fiscal year ended June 30, 1997.

     The Company believes that its business prospects at the present time are excellent and that it will continue to finance New York City, Chicago, Boston and Miami taxi medallion owners as its principal source of loans. The Company also expects to continue to finance diversified businesses as opportunities arise that meet the Company's loan and investment criteria by utilizing a combination of loans and equity investments. During the fiscal year ended June 30, 1997, the Company also was able to amend its Certificate of Incorporation and enter into an agreement with SBA whereby the Company will be allowed to make loans and investments into small business concerns that are not owned by persons who are socially or economically disadvantaged individuals. The Company believes that this change will open many opportunities to the Company that it was previously unable to consider due to its license requirements with SBA.

     Elk Associates Funding Corporation is a Specialized Small Business Investment Company licensed by the United States Small Business Administration. The Company was licensed by the SBA in 1980. The Company's shares are listed in the Pink Sheets under the symbol "EKFG". The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, New York 10017. The contact person is Gary C. Granoff, President. The Company's telephone number is 1-212-355-2449 or 1-800-214-1047. The Company's fax number is 1-212-759-3338.